Exhibit 99.1

International Rectifier Reports Fiscal Second Quarter Results

EL SEGUNDO, Calif., January 26, 2006 – International Rectifier Corporation (NYSE: IRF) today reported adjusted earnings of $26.5 million (or $0.37 per share) for the December quarter on revenues of $278.8 million.  This compares to $29.4 million (or $0.41 per share) for the September quarter on revenues of $272.6 million.  For the prior-year quarter, adjusted earnings were $44.8 million (or $0.62 per share) on revenues of $298.6 million.  For the December 2005, September 2005 and December 2004 quarters, adjusted earnings excluded $3.1 million, $4.3 million and $6.8 million in pretax charges, respectively, for severance and restructuring activities announced in December 2002.

On a GAAP basis, net income was $24.3 million (or $0.34 per share) for the December quarter versus $26.2 million (or $0.36 per share) in the September quarter and $39.5 million (or $0.55 per share) for the prior-year December quarter.

The expense for stock-based compensation lowered both the adjusted and GAAP EPS for the December quarter by $0.01 per share.

Gross margin was 40.0 percent in the second quarter, down 70 basis points from 40.7 percent in the September quarter.  The company had provided guidance of down 200 basis points for the December quarter.  IR reported gross margin of 43.3 percent in the year-ago December quarter.  Thirteen-week product backlog was $203 million at the end of the December quarter, up 9 percent sequentially.

CEO Alex Lidow said, “Customers continue to turn to IR’s solutions to advance their product roadmaps.  Orders were up 17% over the prior quarter, supporting our decision to rapidly expand capacity.  During the quarter, we raised our inventory, loading the pipeline with raw materials and work-in-process.  We are now just beginning to see the benefits of our accelerated efforts and expect significant revenue contribution throughout the calendar year.”

Computing & Communications (C&C) revenue was up 6 percent quarter-on-quarter based on strength in the company’s notebook, workstation, and consumer businesses. Efficiencies in IR’s fabs allowed the company to ship more capacity-

constrained products this quarter, particularly in the notebook market, where orders were strong throughout the quarter.

Energy-Saving Product (ESP) revenue grew 4 percent from the prior quarter, led by new program ramps in appliances, digital TVs and digital audio.  ESP’s appliance business was especially strong as many new programs initiated ramps for the new model year with our advanced motion control architecture, the iMOTIONTM platform.

Aerospace & Defense (A&D) revenue was up 17 percent over the prior quarter, due to new commercial aviation and military aerospace programs along with a delayed shipment from the September quarter.  On the commercial side, growth was led by Airbus A380 and the Boeing 787 Dreamliner programs where IR content in these platforms is significantly higher than in previous generations.

In Non-Focus Products, revenue declined 10 percent from the September quarter.  IR continued to manage its exposure to Commodity Products where revenue declined 6 percent sequentially. In Non-Aligned Products, a 16 percent decline in revenue was largely due to timing differences on program ramps.

IR inventory increased by $15 million in the December quarter, of which $2 million was finished goods and $13 million was in work-in-process and raw materials.  The inventory build contributed 60 basis points to gross margin and positions the company to better support its growing backlog.  IR generated over $38 million in cash from operations in the December quarter. Total cash and cash investments are over $900 million.

A breakout of revenues and gross margins by segment follows for the periods shown:

Product Segment ($ in millions)	December 31, 2005	September30, 2005	December 31, 2004
Computing & Comms (C&C)
Revenues	$95.2	$89.7	$101.9
Gross Margin	41.5%	41.6%	44.7%
Energy-Saving Products (ESP)
Revenues	$75.6	$72.4	$74.2
Gross Margin	47.9%	52.4%	55.3%
Aerospace & Defense (A&D)
Revenues	$34.4	$29.4	$32.2
Gross Margin	50.0%	43.8%	42.6%
Intellectual Property (IP)
Revenues	$10.1	$10.4	$10.5
Gross Margin	100.0%	100.0%	100.0%
FOCUS PRODUCTS
Total Revenues	$215.3	$201.9	$218.8
Gross Margin	47.8%	48.8%	50.7%

Non-Aligned Products (NAP)
Revenues	$24.0	$28.6	$27.3
Gross Margin	8.5%	14.6%	16.9%
Commodity Products (CP)
Revenues	$39.5	$42.1	$52.5
Gross Margin	16.6%	19.3%	26.6%
NON-FOCUS PRODUCTS
Total Revenues	$63.5	$70.7	$79.8
Gross Margin	13.5%	17.4%	23.3%

CONSOLIDATED TOTAL
Revenues	$278.8	$272.6	$298.6
Gross Margin	40.0%	40.7%	43.3%

OUTLOOK

For the March quarter, IR continues to be capacity constrained, and expects revenue to be flat to up 4 percent over the December quarter. Wafer starts from Phase One of IR’s capacity expansion will help satisfy some of the strong demand the company is seeing from its customers.  Phase Two capacity will begin ramping in the June quarter.

March-quarter gross margin is expected to be flat sequentially, plus or minus a point, tempered by the costs associated with the new wafer fab.

CEO Alex Lidow stated, “IR’s orders accelerated significantly in the December quarter led by key end markets such as servers, appliances, digital TVs and game stations.  With our increased capacity coming on-line to address our expanding backlog, we are well positioned to take full advantage of these opportunities in the year ahead.”

GAAP Adjustment

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses adjusted or non-GAAP results of operations that exclude costs related to restructuring activities and one-time income/loss items, if any.  IR discloses both adjusted and actual results of operations to allow the users of its financial statements to assess the Company’s operating results with and without charges associated with the Company’s ongoing restructuring initiatives previously announced in December 2002, and with and without one-time income/loss items, if any. In connection with the restructuring activities, the Company is de-emphasizing some parts of its commodity business and accelerating the move to its proprietary products and how they relate to its Focus Product segments.  The Company expects to record severance and restructuring charges as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, through approximately fiscal year-end 2006.

The following reconciles reported net income and earnings per share to pro forma net income and earnings per share for the fiscal quarters ended December 31, 2005, September 30, 2005 and December 31, 2004 (in thousands, except per share amounts):

	For the Fiscal Quarter Ended
	December 31, 2005	September 30, 2005	December 31, 2004
	(unaudited)	(unaudited)	(unaudited)
Net income	$24,256	$26,243	$39,514
Restructuring charges (net of tax)	2,218	3,112	5,274
Adjusted net income	26,474	29,355	44,788
Conversion of subordinated notes (net of tax)	—	—	2,312
Adjusted net income, diluted	$26,474	$29,355	$47,100

EPS, basic	$0.34	$0.37	$0.59
Effect of dilutive securities (1)	—	(0.01)	(0.04)
EPS, diluted	0.34	0.36	0.55
Restructuring charges (net of tax)	0.03	0.05	0.07
Adjusted EPS, diluted (1)	$0.37	$0.41	$0.62

Basic EPS shares	70,816	70,329	66,929
Effect of dilutive securities:
Convertible subordinated notes	—	—	7,439
Stock options	786	1,948	2,122
Diluted EPS shares (1)	71,602	72,277	76,490

(1)   The reported and adjusted diluted EPS for the fiscal quarters ended December 31, 2005 and September 30, 2005 did not include the effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common stock (“the Effect”), as the Effect would have been anti-dilutive.  The reported and adjusted diluted EPS for the fiscal quarter ended December 31, 2004 included the Effect, which negatively impacted reported and adjusted diluted EPS by $0.03.

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s digital, analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in graphs.  Such forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include the failure of market demand to materialize as anticipated (and the product mix of that demand); the failure of our ability to adequately align our installed capacity or inventory with market demand or product mix; delays in our ability to increase capacity in our facilities to meet demand and the appropriate mix of demand; impacts on revenues and margin due to pricing pressures; impacts due to unexpected or greater than expected costs or delays associated with cost-reduction, restructuring and margin improvement efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the effectiveness of cost controls and cost reductions; any adverse impact from quality and product disputes, claims, litigation, investigations, returns and recalls, and the cost of defense; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; any adverse impacts from customer credit or bankruptcy issues; company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry conditions; unfavorable changes in economic conditions in the company’s markets around the world and the timing of changes in market conditions; greater than expected manufacturing and administrative costs; unfavorable results in connection with asset audit processes; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods and the timing of completion of necessary compliance certifications; the unfavorable impact of changes in laws and regulations, including tax, trade and export regulations and policies; impacts due to environmental compliance and/or regulation for our facilities; impacts on our royalties from patent licensee redesign, a decline in sales by licensees (due to market conditions or otherwise), changes in product mix to non-infringing devices or our inability to obtain new licenses; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Form 10-K and 10-Q.  Additionally, to the foregoing factors should be added the financial, market, supply disruption and other ramifications of terrorist actions and natural disasters, including without limitation, the effects of Hurricanes Katrina and Rita.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212-896-6121 or by logging onto the Internet at http://investor.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time.  A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Thursday, January 26 until 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Tuesday, January 31.  To hear the replay, call
800-633-8284 (for international callers 402-977-9140) and use reservation number 21230149, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

iMOTION is a trademark of International Rectifier.  Other names and brands may be claimed as the property of others.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004

Revenues	$278,811	$298,560	$551,383	$610,785
Cost of sales	167,237	169,179	328,915	347,967
Gross profit	111,574	129,381	222,468	262,818

Selling and administrative expense	46,148	40,863	91,315	87,278
Research and development expense	27,238	27,691	52,450	53,056
Amortization of acquisition-related intangible assets	1,432	1,457	2,885	2,896
Impairment of assets, restructuring and severance charges	3,060	6,831	7,353	13,522
Other expense, net	1,040	690	1,165	656
Interest (income) expense, net	(800)	650	(2,353)	2,366
Income before income taxes	33,456	51,199	69,653	103,044

Provision for income taxes	9,200	11,685	19,155	25,950
Net income	$24,256	$39,514	$50,498	$77,094

Net income per common share – basic	$0.34	$0.59	$0.72	$1.16

Net income per common share – diluted	$0.34	$0.55	$0.70	$1.07

Average common shares outstanding – basic	70,816	66,929	70,567	66,723

Average common shares and potentially dilutive securities outstanding – diluted	71,602	76,490	71,663	76,098

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	June 30,
	2005	2005
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and cash investments	$576,883	$638,135
Trade accounts receivable	159,149	158,510
Inventories, net	209,118	177,560
Short-term deferred income taxes	31,228	34,784
Prepaid expenses and other receivables	59,829	53,387

Total current assets	1,036,207	1,062,376

Long-term cash investments	341,525	302,585

Property, plant and equipment, net	517,189	488,204

Other assets	378,534	370,379

Total assets	$2,273,455	$2,223,544

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$2,678	$18,168
Long-term debt, due within one year	48	163
Accounts payable	70,996	81,893
Accrued salaries, wages and commissions	36,008	33,344
Other accrued expenses	88,731	91,328

Total current liabilities	198,461	224,896

Long-term debt, less current maturities	539,255	547,259
Other long-term liabilities	23,742	26,186
Long-term deferred income taxes	6,850	—

Stockholders’ equity:
Common stock	70,872	69,826
Capital contributed in excess of par value of shares	886,498	854,045
Retained earnings	485,644	435,145
Accumulated other comprehensive income	62,133	66,187
Total stockholders’ equity	1,505,147	1,425,203
Total liabilities and stockholders’ equity	$2,273,455	$2,223,544